Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 (No. 333-271084) of Fairfax Financial Holdings Limited of our report dated March 10, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.2 to Fairfax Financial Holdings Limited’s Annual Report on Form 40-F for the year ended December 31, 2022. We also consent to reference to us under the heading “Interests of Experts” which appears in the Annual Information Form filed as Exhibit 99.1 to Fairfax Financial Holdings Limited’s Annual Report on Form 40-F, which is incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

April 12, 2023